Contact:

M. Todd Holt
Chief Financial Officer
Knology, Inc.
706-645-8752
todd.holt@knology.com

KNOLOGY ANNOUNCES SALE OF CERRITOS, CALIFORNIA CABLE SYSTEM ASSETS TO WAVEDIVISION FOR $10 MILLION
CASH

WEST POINT, Ga. — (September 12, 2005) — Knology, Inc. (Nasdaq: KNOL) today announced that it has completed the sale of its cable assets in Cerritos, California to WaveDivision Holdings, LLC for $10 million in cash, subject to certain closing adjustments. The net proceeds from the sale can be used for general corporate purposes, including the funding of success-based capital expenditures and operating expenses.

WaveDivision Holdings, LLC has been in business since 2002 and it currently serves approximately 80,000 cable TV and high-speed Internet customers in western Washington and southern California. Knology acquired the Cerritos cable system in December 2003 from Verizon Media Ventures Inc. in conjunction with its acquisition of Verizon Media’s Pinellas County, Florida operations.

“We are pleased to have completed the sale of the Cerritos assets,” said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. “The proceeds received from this transaction further enhance our liquidity position and allows us to fully focus on operating our core broadband businesses in the southeast.” Steve Weed, WaveDivision CEO said, “We want to own and operate cable systems that offer the latest technologies such as digital cable, HDTV and high speed Internet. We are very excited about the opportunity to upgrade the Cerritos network and provide these enhanced services to the community.”

DH Capital, LLC, an investment banking firm serving the media and communications industries, acted as exclusive financial advisor to Knology, Inc. with respect to the transaction. For information on DH Capital, you may visit their website at http://www.dhcapitalllc.com.

About Knology
Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.

Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

- END -